EXHIBIT 99.1

SMTC Reports Third Quarter Fiscal 2017 Results

TORONTO, Nov. 02, 2017 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX), a global electronics manufacturing services provider, today announced third quarter 2017 results.

Third Quarter Fiscal 2017 Results Summary:

  Revenue of $34.4 million
  Gross Profit of $3.0 million
  Net loss of $(0.6) million
  Adjusted EBITDA of $1.1 million
  Debt, net of cash of $11.8 million

Revenue for the third quarter was $34.4 million compared to $42.7 million in the third quarter of 2016. Sequentially, revenue increased 4.2% from $33.0 million in the second quarter of 2017. The increase from the prior quarter is primarily due to revenue from new and existing customers serviced and our embedded business.

Gross profit for the third quarter of 2017 was $3.0 million or 8.6% of revenue compared with $3.6 million or 8.5% of revenue for the same period in 2016.  Adjusted gross profit was $3.1 million or 9.0% as a percentage of revenue in the third quarter of 2017 compared to 8.5% in the same period of the prior year.  The decrease in gross profit dollars was due to the decrease in revenue compared to the same period in prior year, however, the increase in gross profit percentage was due to improved product mix, a lower fixed cost structure as a result of our restructuring plan, and more favorable exchange rates.

Gross profit for the third quarter of 2017 increased by $1.6 million to $3.0 million when compared with $1.4 million or 4.3% of revenue in the prior quarter.  Adjusted gross profit was $3.1 million or 9.0% as a percentage of revenue in the third quarter of 2017 compared to 3.4% in the prior quarter. The increase in adjusted gross profit in the third quarter of 2017 compared to the prior quarter is due to higher revenues, a lower cost structure as a result of the restructuring plan and additional charges recorded in the second quarter of 2017.

Net loss was $(0.6) million for the third quarter of 2017 compared to a net loss of $(0.02) million in the third quarter of 2016 and a net loss of $(6.0) million in the second quarter of 2017. Adjusted EBITDA was $1.1 million in the third quarter of 2017 compared to $1.3 million for the same period in the prior year. The reduction in the third quarter of 2017 is due to the lower revenue compared to the same quarter in the prior year, however, adjusted EBITDA increased when compared to $(3.6) million in the second quarter of 2017 partially due to the improved gross profit discussed above and additional charges included in the second quarter of 2017.

Chief Financial Officer Roger Dunfield stated “I am encouraged by the revenue growth from the second quarter of 2017 and a return to positive Adjusted EBITDA when compared to the two prior quarters.  We now have benefited from a full quarter of cost savings as a result of the global restructuring plan, which has contributed to our positive Adjusted EBITIDA. We will continue our relentless focus on incremental improvements quarter over quarter.”

Chief Executive Officer Edward Smith stated “We have started to realize the results of our initiatives communicated previously in our Plan.  We have shown incremental revenue growth quarter over quarter as a result of new opportunities with both existing customers and some great new customers we are partnering with.  We are optimistic that we will continue our positive revenue and financial momentum for the fourth quarter.”

Non-GAAP information

Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Profit percentage are non-GAAP measures.  Adjusted EBITDA is computed as net income (loss) from operations excluding depreciation and amortization, restructuring charges, unrealized foreign exchange gains/losses on unsettled forward foreign exchange contracts, stock based compensation, interest and income tax expense.  SMTC Corporation has provided in this release a non-GAAP calculation of Adjusted EBITDA as supplemental information regarding the operational performance of SMTC’s core business. A reconciliation of Adjusted EBITDA to net earnings (loss) is included in the attachment.  Adjusted Gross Profit is computed as gross profit excluding unrealized gains or losses on unsettled forward foreign exchange contracts.  Adjusted Gross Profit percentage is computed as Adjusted Gross Profit divided by revenue.  A reconciliation of Adjusted Gross Profit to gross profit is included in the attachment. Management uses these non-GAAP financial measures internally in analyzing SMTC’s financial results to assess operational performance and liquidity as well as to provide a consistent method of comparison to historical periods and to the performance of competitors and peer group companies.  SMTC believes that these non-GAAP financial measures are useful for management and investors in assessing SMTC’s performance and when planning, forecasting and analyzing future periods.  SMTC believes these non-GAAP financial measures are useful to investors because it allows for greater transparency with respect to key financial metrics we use in making operating decisions and because investors and analysts use it to help assess the health of our business.  Non-GAAP measures are subject to limitations as these measures are not in accordance with, or an alternative for, United States Generally Accepted Accounting Principles (US GAAP) and may be different from non-GAAP measures used by other companies. Because of these limitations, investors should consider Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Profit percentage along with other financial performance measures, including revenue, gross profit and net income (loss), as reflected in SMTC’s consolidated financial statements prepared in accordance with US GAAP.

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as "believes," "expect," "may," "should," "would," "will," "intends," "plans," "estimates," "anticipates" and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers' products and changes in customers' product sources, competition in the EMS industry, component shortages, and others risks and uncertainties discussed in SMTC's most recent filings with the SEC. The forward-looking statements contained in this release are made as of the date hereof and SMTC assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC manufacturing facilities span a broad footprint in the United States, China and Mexico. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, networking and computing, power and energy and medical market segments. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX. For further information on SMTC Corporation, please visit our website at www.smtc.com.

Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
	Three months ended			Nine months ended

(Expressed in thousands of U.S. dollars, except number of shares and per share amounts)	October 1, 2017	July 2, 2017	October 2, 2016	October 1, 2017	October 2, 2016

Revenue	$34,417	$32,995	$42,683	$100,590	$128,218
Cost of sales	31,443	31,575	39,049	92,639	116,615
Gross profit	2,974	1,420	3,634	7,951	11,603
Selling, general and administrative expenses	2,952	4,110	3,493	10,824	10,406
Impairment of property,plant and equipment	-	1,601	-	1,601	-
Gain on sale of property,plant and equipment	(60)	-	(20)	(60)	(25)
Restructuring charges	326	1,351	-	1,677	176
Operating earnings (loss)	(244)	(5,642)	161	(6,091)	1,046
Interest expense	229	217	164	625	598
Earnings (loss) before income taxes	(473)	(5,859)	(3)	(6,716)	448
Income tax expense (recovery)
Current	173	168	97	468	200
Deferred	(95)	(14)	(81)	(243)	(96)
	78	154	16	225	104
Net earnings (loss), also being comprehensive income (loss)	$(551)	$(6,013)	$(19)	$(6,941)	$344

Basic earnings (loss) per share	$(0.03)	$(0.36)	$(0.00)	$(0.41)	$0.02
Diluted earnings (loss) per share	$(0.03)	$(0.36)	$(0.00)	$(0.41)	$0.02

Weighted average number of shares outstanding
Basic	16,824,538	16,807,333	16,510,180	16,764,257	16,502,081
Diluted	16,824,538	16,807,333	16,510,180	16,764,257	17,550,155

Consolidated Balance Sheets
(Unaudited)

(Expressed in thousands of U.S. dollars)	October 1, 2017	January 1, 2017
Assets

Current assets:
Cash	$2,935	$8,503
Accounts receivable - net	23,165	22,624
Inventories	21,217	20,674
Prepaid expenses and other assets	1,689	2,453
Derivative assets	182	-
Income taxes receivable	17	17
	49,205	54,271
Property, plant and equipment - net	10,962	14,437
Deferred financing costs - net	102	70
Deferred income taxes - net	469	226
	$60,738	$69,004

Liabilities and Shareholders' Equity

Current liabilities:
Revolving credit facility	$5,909	$2,731
Accounts payable	20,344	23,078
Accrued liabilities	5,814	4,604
Derivative liabilities	-	1,256
Income taxes payable	46	190
Current portion of long-term debt	2,000	2,000
Current portion of capital lease obligations	171	389
	34,284	34,248
Long-term debt	6,500	8,000
Capital lease obligations	135	269

Shareholders’ equity:
Capital stock	394	391
Additional paid-in capital	265,198	264,928
Deficit	(245,773)	(238,832)
	19,819	26,487
	$60,738	$69,004

Consolidated Statements of Cash Flows
(Unaudited)
	Three months ended		Nine months ended
(Expressed in thousands of U.S. dollars)
Cash provided by (used in):	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Operations:
Net earnings (loss)	$(551)	$(19)	$(6,941)	$344
Items not involving cash:
Depreciation	839	1,045	2,789	3,066
Unrealized foreign exchange loss (gain) on unsettled forward
exchange contracts	118	4	(1,438)	(995)
Impairment of property, plant and equipment	-	-	1,601	-
Gain on sale of property, plant and equipment	(60)	(20)	(60)	(25)
Deferred income taxes (recovery)	(95)	(81)	(243)	(96)
Amortization of deferred financing fees	8	9	19	26
Stock-based compensation	77	119	273	343
Change in non-cash operating working capital:
Accounts receivable	(1,625)	2,834	(541)	6,220
Inventories	3,878	1,761	(543)	2,886
Prepaid expenses and other assets	328	(46)	764	40
Income taxes payable	7	71	(144)	20
Accounts payable	(4,268)	(941)	(2,581)	(5,244)
Accrued liabilities	358	344	1,179	(742)
	(986)	5,080	(5,866)	5,843
Financing:
Net (repayment) advances of revolving credit facility	421	(932)	3,178	(2,681)
Repayment of long-term debt	(500)	-	(1,500)	(500)
Principal payment of capital lease obligations	(44)	(177)	(352)	(429)
Proceeds from sales leaseback	-	-	-	509
Deferred financing costs	-	-	(51)	-
	(123)	(1,109)	1,275	(3,101)
Investing:
Change in restricted cash	-	(6)	-	268
Purchase of property, plant and equipment	(400)	(501)	(1,314)	(1,864)
Proceeds from leaseholding improvement	56	-	56	-
Proceeds from sale of property, plant and equipment	281	57	281	126
	(63)	(450)	(977)	(1,470)
Increase (decrease) in cash	(1,172)	3,521	(5,568)	1,272
Cash, beginning of period	4,107	3,850	8,503	6,099
Cash, end of the period	$2,935	$7,371	$2,935	$7,371

Supplementary Information:

Reconciliation of Adjusted EBITDA

	Three months ended			Nine months ended
	October 1, 2017	July 2, 2017	October 2, 2016	October 1, 2017	October 2, 2016

Net earnings (loss)	$(551)	(6,013)	$(19)	$(6,941)	$344
Add (deduct):
Depreciation	839	971	1,045	2,789	3,066
Interest	229	217	164	625	598
Income tax expense	78	154	16	225	104

EBITDA	$595	$(4,671)	$1,206	$(3,302)	$4,112

Add (deduct):
Stock compensation expense (reversal)	77	(7)	119	273	343
Restructuring charges	326	1,351	-	1,677	176
Unrealized foreign exchange loss (gain)
on unsettled forward exchange contracts	118	(284)	4	(1,438)	(995)

Adjusted EBITDA	1,116	(3,611)	1,329	(2,790)	3,636

Supplementary Information:

Reconciliation of Adjusted Gross Profit

	Three months ended			Nine months ended
	October 1, 2017	July 2, 2017	October 2, 2016	October 1, 2017	October 2, 2016

Gross Profit	$2,974	1,420	$3,634	$7,951	$11,603
Add (deduct):
Unrealized foreign exchange loss (gain)
on unsettled forward exchange contracts	118	(284)	4	(1,438)	(995)

Adjusted Gross Profit	3,092	1,136	3,638	6,513	10,608

Adjusted Gross Profit Percentage	9.0%	3.4%	8.5%	6.5%	8.3%

Investor Relations Information:

Blair McInnis

Corporate Controller

Telephone: (289) 378.5851

Email: blair.mcinnis@smtc.com